Exhibit 10.7.

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), dated as of September 23, 2011 (the “Effective Date”), is made by and between Panacela, a corporation organized under the laws of the State of Delaware (“Panacela”), and Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”).  The parties hereto are additionally referred to individually as a “Party”, and collectively, the “Parties”.

RECITALS

A.           CBLI has developed and owns certain intellectual property rights in and to the patent applications listed on Exhibit A.

B.           CBLI and Panacela are parties to that certain Investment Agreement, dated as of September 19, 2011 (the “Investment Agreement”), pursuant to among other things, CBLI has agreed to transfer to Panacela the rights of CBLI in and to the Intellectual Property (as defined below).

C.           CBLI’s and Panacela’s execution and delivery of this Agreement, and the grant of such rights and licenses to the Intellectual Property, is required by Section 7.4(ii) of the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration had and received, the parties hereby agree as follows:

1.           Definitions.  In addition to any terms defined throughout this Agreement, when used in this Agreement, the following capitalized terms shall have the meanings indicated below:

1.1           “Assigned Assets” means the Intellectual Property, the Registrations and the Registration Applications.

1.2           “Copyrights” means all copyrights owned by CBLI comprising, concerning or related to subject matter covered by the Patents, including copyrights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare derivative works based on, reproduce, perform, display and distribute such works of authorship and copies, compilations and derivative works thereof.

1.3           “Intellectual Property” has the meaning set forth in Section 2.1.

1.4           “Know-How” means all technical information, know-how, unpatented inventions, processes, compositions, methods, techniques, trade secrets, drawings, designs, data and all other information covered by the Patents, which is owned by CBLI.

1.5           “Patents” means (i) the patents and patent applications set forth on Exhibit A; (ii) all patents issuing upon such foregoing applications; and (iii) all continuations, continuations-in-part, additions, divisions, renewals, extensions, or reexaminations and reissues of any of the foregoing, and all United States or foreign counterparts of any of the foregoing.

1.6           “Registration” means, with respect to any country in the world, approval of the Registration Application for a Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

1.7           “Registration Application” means any filing made with the Regulatory Authority in any country in the world for regulatory approval of the manufacture, marketing and sale of a Product in such country.

1.8           “Regulatory Authority” means the governmental authority in any country in the world with responsibility for granting regulatory approval for the manufacturing, marketing and sale of the Products in each such country, including but not limited to the U.S. Food and Drug Administration, and any successor authority thereto.

2.           Assignment.

2.1           Intellectual Property.  CBLI hereby assigns to Panacela all of CBLI’s worldwide rights, title and interests, in and to the Patents, Know-How, Copyrights, and all rights to causes of action and remedies related to the foregoing (including the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing) (all of the foregoing are collectively referred to herein as the “Intellectual Property”).

3.           Further Assurances.  Upon Panacela’s request, CBLI will promptly take such actions as may be reasonably necessary to vest, secure, perfect, protect or enforce the ownership rights and interests of Panacela in and to the Assigned Assets, including the prompt execution, delivery and filing of confirmatory assignments and other reasonably requested documents.  If Panacela is unable for any reason whatsoever to secure CBLI’s signature to any document it is entitled to under this Section 3, CBLI hereby irrevocably designates and appoints Panacela and its duly authorized officers and agents, as CBLI’s agents and attorneys-in-fact and with full power of substitution to act for and on CBLI’s behalf and instead of CBLI, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by CBLI.  The parties acknowledge and agree that the foregoing power of attorney is a power coupled with an interest.  The parties further agree that in the event any issues arise in any jurisdiction regarding the interpretation, effect or enforceability of the assignment in Section 2 under such jurisdiction’s laws, including but not limited to issues that would affect or that are related to the recordation of the assignment of rights hereunder, or the prosecution, issuance and/or maintenance of patents and copyright registrations, the parties shall discuss and negotiate in good faith the resolution of such issues until a reasonable resolution that is mutually agreeable to both parties is reached.

4.           Warranty.  CBLI represents and warrants to Panacela that CBLI:

(i) is the sole or joint owner of all rights, title and interest in the Assigned Assets, free and clear of any lien or encumbrance, and, to the best of its actual knowledge, without any conflict with or infringement of the rights of any third party;

(ii) has not, orally or in writing, (a) assigned, transferred, licensed, pledged or otherwise encumbered any of its rights in any of the Assigned Assets or (b) agreed to do so;

(iii) has full power and authority to enter into this Agreement, to make the assignment as provided in Section 2 and to perform its other obligations hereunder; and

(iv) has not entered into, and is not bound by, any collaborative, licensing, transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements relating to any of the Assigned Assets;

5.           Confidentiality.

5.1           Disclosure of Confidential Information.  The Parties acknowledge that a Party (the “Disclosing Party”) may disclose Confidential Information (as defined below) to the other Party (the “Receiving Party”) pursuant to the terms of this Agreement.  Accordingly, the Receiving Party agrees to keep the Disclosing Party’s Confidential Information in confidence and not to use or disclose the Disclosing Party’s Confidential Information except in pursuance of the terms of this Agreement.

5.2           Confidentiality Obligations.  The Receiving Party agrees to keep any information identified as confidential by the Disclosing Party, confidential using methods at least as stringent as the Receiving Party uses to protect its own Confidential Information. “Confidential Information” shall include all information from either Party that is marked confidential or is accompanied by correspondence indicating such information is confidential.  Except as may be authorized in advance in writing by the Disclosing Party, the Receiving Party shall grant access to the Disclosing Party’s Confidential Information only to its own employees involved in research relating to the Intellectual Property and/or manufacture or marketing of products or services using the Intellectual Property, and each Party shall require such employees to be bound by confidentiality obligations at least as stringent as those set forth in this Agreement as well. The Receiving Party agrees not to use any Confidential Information of the other party to its advantage and the Disclosing Party’s detriment.  The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)           The Receiving Party can show by written record that it possessed the information prior to its receipt from the Disclosing Party;

(b)           The information was already available to the public or became so through no fault of the Receiving Party;

(c)           The information is subsequently disclosed to the Receiving Party by a third party that has the right to disclose it free of any obligations of the Disclosing Party; or

(d)           The information is required by law or regulation to be disclosed; provided, however, that the Receiving Party has provided written notice to the Disclosing Party promptly to enable the Disclosing Party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

6.           Indemnification.  CBLI shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Panacela, and its officers, employees, sublicensees, agents and contractors harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of any breach of the warranties given by CBLI in Section 4 above. Panacela at all times reserves the right to select and retain counsel of its own, at its own expense, to represent Panacela’s interests in any such action, subject to CBLI’s sole control of the defense thereof and all related settlement negotiations.

7.           Miscellaneous.

7.1           Notices.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail or overnight delivery service, addressed to the party’s principal address.

7.2           Entire Agreement.  This Agreement, together with the other agreements referred to herein, embodies the entire agreement among the parties in relation to its subject matter, and supersedes in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written among the parties, relating to such subject matter.

7.3           Severability.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.  In the event that any provision of this Agreement shall finally be determined to be unlawful, all such provisions shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

7.4           Waivers and Amendments.  This Agreement may be amended or modified in whole or in part only by a writing, which makes reference to this Agreement executed by the parties.  The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

7.5           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York and the United States of America, without regard to conflicts of law principles.

7.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.

CLEVELAND BIOLABS, INC.

/s/ Michael Fonstein, Ph.D.

Name:	Michael Fonstein, Ph.D.

Title:	Chief Executive Officer

PANACELA LABS, INC.

/s/ Dmitry Tyomkin

Name:	Dmitry Tyomkin

Title:	Chief Executive Officer

Exhibit A

Assigned Patents

Mobilan

Country	Application/Patent No.	Owner
US Provisional	61/423,842	RPCI/CBLI
US Provisional	61/423,825	RPCI/CBLI
US Provisional	61/249,596	RPCI/CBLI
PCT	PCT/US10/51646	RPCI/CBLI

Revercom

Country	Application/Patent No.	Owner
US Provisional	61/423,838	RPCI/CBLI

Antimycon

Country	Application/Patent No.	Owner
US Provisional	61/392,296	RPCI/CBLI/CCIA
US Provisional	61/423,832	RPCI/CBLI/CCIA

Arkil

Country	Application/Patent No.	Owner
PCT	PCT/US06/38440	CCF/CBLI
US	11/992,874	CCF/CBLI
PCT	PCT/US2010/053916	RPCI/CBLI
US	61/254,395	RPCI/CBLI